Exhibit 99.3

CONSENT OF DIRECTOR

I hereby consent, pursuant to Rule 438 under the Securities Act of 1933, as amended, to being named as a nominee to the board of directors of Brag House Holdings, Inc. in its Registration Statement on Form S-1, and any amendments or supplements thereto, and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

/s/ Daniel Fidyra
Daniel Fidyra
May 24, 2024